Exhibit 99.1

Hamilton Bancorp, Inc. Reports Profit for the
Third Fiscal Quarter Ended December 31, 2014

TOWSON, MD, February 3, 2015 – Hamilton Bancorp, Inc. (the “Company”) (Nasdaq: HBK), the parent company of Hamilton Bank (the “Bank”), today announced net income for the third quarter of 2014 of $78,000 or $0.02 per share, a $0.06 increase in earnings per share, compared to a net loss of $147,000 or $0.04 per share in the third quarter of 2013.

Additional Company highlights for the three and nine month periods which ended December 31, 2014, include:

•
Net loss attributable to common shareholders decreased 72 percent to $173,000 for the nine months ending December 31, 2014, compared to a net loss of $629,000 for the same period last fiscal year, an improvement of $456,000. Net loss per common share improved to $0.05 over that period compared to $0.19 in the prior fiscal year. This improvement was associated with a $1.15 million decrease in the provision for loan loss; a reflection of the decrease in charge-offs and problem loans.

•	Net interest income for the third quarter of fiscal 2015 increased $64,000, or 3.4 percent, compared to the second quarter of fiscal 2015.

•
Total gross loans, including loans held for sale, increased $14.2 million, or 9.8 percent in the first nine months of fiscal 2015 from $144.8 million at March 31, 2014 to $159.0 million at December 31, 2014. Roughly $9.8 million of that growth occurred in the third quarter of fiscal 2015.

•	Nonperforming assets to total assets decreased 41 percent from 1.97 percent at December 31, 2013 to 1.17 percent at December 31, 2014.

•
Net charge-offs declined $854,000 or 84 percent for the first nine months of fiscal 2015 to $167,000 or 0.15 percent of average loans from $1.0 million or 0.86 percent of average loans for the same period in fiscal 2014. This decrease resulted in reduced provisions for loan losses of $345,000 through the first nine months of fiscal 2015 compared to $1.5 million for the same period in fiscal 2014.

Robert DeAlmeida, president and CEO, commented “Our positive performance during the third quarter of 2014 is a direct reflection of the extended leadership team’s hard work and dedication. Looking forward, we continue to make appropriate adjustments to our service offerings as we continue to respond to the unique needs of our market. We continue to plan for positive growth in 2015 as we celebrate our 100th year in business.”

Gross loans receivable, including loans held for sale, continued to show growth since the beginning of the fiscal year, increasing $14.2 million to $159 million at December 31, 2014 from $144.8 million at March 31, 2014. During the nine month period ending December 31, 2014, commercial real estate loans grew $15.3 million, or 37.1 percent, to $56.8 million, while commercial business loans also grew by $3.7 million, or 23.8 percent, to $19.4 million over the same period. Nearly $10.3 million of the growth in commercial real estate occurred in the most recent quarter.

DeAlmeida added, “The Bank continues to focus on commercial lending and is realizing the benefits of restructuring the commercial lending platform with new personnel and improved underwriting and monitoring procedures.”

The Bank continues to allow higher costing certificates of deposit to run-off and focus more on generating lower costing core deposits (which we consider to be all deposits except certificates of deposit), including checking and money market accounts. Total deposits were $223.8 million at December 31, 2014, compared to $238.8 million at March 31, 2014, a decline of $15.0 million or 6.3 percent. Certificates of deposit decreased $15.1 million over the first nine months of fiscal 2015, while core deposits increased slightly by $100,000 to $68.8 million over that same period. Core deposits comprised 30.8 percent of total deposits at December 31, 2014 compared to 28.8 percent at March 31, 2014.

For the first nine months of fiscal 2015, the Company reported net interest income of $5.7 million compared to $6.3 million for the same period last year. The decrease in net interest income over that period is due to a $782,000 decrease in interest revenue that is primarily attributable to an $11.4 million decline in average loan balances and a 29 basis point decline in loan yield. However, as discussed earlier, the Company is now seeing overall loan balances begin to increase under our restructured commercial lending platform. Partially offsetting the decline in interest income is a $210,000 decrease in interest expense resulting from an $18.4 million decrease in the average balance of higher costing certificates of deposit during the first nine months of fiscal 2015.  The Company’s net interest margin for the nine months ended December 31, 2014 was 2.81 percent as compared to 2.84 percent for the same period last year.

The Bank’s asset quality measures continue to improve. Nonperforming loans decreased $2.2 million, or 45 percent, to $2.7 million at December 31, 2014 from $4.9 million a year ago. Nonperforming loans as a percentage of gross loans decreased from 3.23 percent at December 31, 2013 to 1.70 percent at December 31, 2014.

Noninterest revenue for the first nine months of fiscal 2015 increased $70,000, or 9 percent, to $868,000 compared to $798,000 for the same period last year. Most of this increase is due to $231,000 in gains realized from the sale of investment securities compared to $92,000 in realized gains for the same period a year ago. Fee income from service charges also improved by $27,000, or 9 percent, over that period from $304,000 in fiscal 2014 to $331,000 in fiscal 2015.

Noninterest expense decreased to $6.7 million for the first nine months ending December 31, 2014 compared to $6.8 million for the same period last year, a decrease of $161,000. Despite salaries and benefits increasing $561,000 over that period due to new lending personnel and cost associated with equity awards, the Bank was able to offset this increase by reducing other noninterest expenses, particularly legal fees and other professional services, which decreased as a whole by $262,000 from a reduction in problem assets and the cost associated with implementing our equity incentive plans. In addition, occupancy and advertising expenses also decreased by $101,000 and $76,000, respectively, over the first three quarters of fiscal 2015 compared to the same period in fiscal 2014 as management diligently looked for ways to cut costs and improve efficiency moving forward. Lastly, foreclosed real estate expense and losses decreased significantly due to a $154,000 loss incurred in the prior year period relating to the sale of foreclosed property.

When comparing the second and third quarter of fiscal 2015, net income of $78,000 was recorded in the third quarter compared to a net loss of $59,000 in the second quarter. The net income per share improved from a loss of $0.02 per share in the prior quarter to a profitable $0.02 per share in the most recent quarter. This improvement is due to a negative provision for loan loss taken in the third quarter equal to $125,000 compared to a $170,000 provision in the second quarter. The Company was able to record a negative provision in the current quarter due to the reduction in our problem assets and improved asset quality. In addition, loan volume has started to increase resulting in a $64,000, or 3.4 percent increase in net interest income during the third quarter of fiscal 2015 compared to the prior quarter. The loan portfolio showed strong growth climbing from $149.3 million at September 30, 2014 to $159.0 million at December 31, 2014, an increase of $9.7 million or 6.5 percent.

Average equity to average assets remains strong at 19.8 percent for the third quarter ended December 31, 2014, down slightly from 20.8 percent a year ago as a result of stock buybacks and a decrease in the average asset base. All of the Bank’s regulatory capital ratios continue to exceed those levels that categorize the Bank as well capitalized. The Company’s shares outstanding decreased from 3,595,100 at March 31, 2014 to 3,413,095 shares at December 31, 2014.  This reduction is due to a 5 percent buyback of common shares in the first quarter of fiscal 2015.

About Hamilton Bank

Hamilton Bank is a federally-chartered savings bank that has served the banking needs of its customers since 1915. Hamilton Bank conducts business primarily from its four full service banking offices located in Baltimore City, Maryland and the Maryland counties of Baltimore and Anne Arundel.

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CONTACT:  Hamilton Bancorp, Inc.

          Bob DeAlmeida, President and Chief Executive Officer:  (410) 823-4510

HAMILTON BANCORP, INC.

(dollars in thousands, except share and per share data)	Three months ended December 31,		Nine Months ended December 31,
Operation Statement Data:	2014	2013	2014	2013
Interest revenue	$2,335	$2,506	$7,007	$7,789
Interest expense	414	451	1,274	1,484
Net interest income	1,921	2,055	5,733	6,305
Provision for loan losses	(125)	180	345	1,499
Net interest income after provision for loan loss	2,046	1,875	5,388	4,806
Noninterest revenue	247	285	868	798
Noninterest expenses	2,194	2,440	6,661	6,822
Income/(loss) before income taxes	99	(280)	(405)	(1,218)
Income tax expense/(benefit)	21	(133)	(232)	(589)
Net income/(loss) available to common shareholders	$78	$(147)	$(173)	$(629)

Per share data and shares outstanding:
Net income/(loss) per common share, basic and diluted	$0.02	$(0.04)	$(0.05)	$(0.19)
Book value per common share at period end	$17.70	$17.47	$17.70	$17.47
Average common shares outstanding (1)	3,146,640	3,335,196	3,185,558	3,392,675
Shares outstanding at period end	3,413,095	3,517,850	3,413,095	3,517,850

Selected performance ratios:
Return on average assets	0.11%	-0.19%	-0.08%	-0.26%
Return on average equity	0.54%	-0.92%	-0.39%	-1.28%
Net interest margin (2)	2.87%	2.88%	2.81%	2.84%
Efficiency ratio (3)	103.20%	104.14%	104.57%	97.30%

Average assets	$289,697	$308,386	$295,183	$318,887
Average shareholders' equity	$57,305	$63,978	$58,658	$65,721

Financial Condition Data:	December 31, 2014	March 31, 2014	December 31, 2013
Total assets	$288,655	$302,769	$300,470
Investment securities, available for sale	99,026	103,553	111,294
Loans receivable (gross)	158,757	144,819	151,964
Allowance for loan losses	(1,964)	(1,786)	(2,548)
Bank-owned life insurance	12,273	12,002	11,913
Other assets	20,563	44,181	27,847
Total deposits	223,841	238,820	237,123
Borrowings	3,000	-	-
Other liabilities	1,409	2,179	1,873
Total shareholders' equity	60,405	61,770	61,474

Asset quality ratios:
Nonperforming loans to gross loans (4)	1.71%	3.48%	3.23%
Allowance for loan losses to gross loans	1.24%	1.23%	1.68%
Allowance for loan losses to nonperforming loans	72.47%	35.44%	51.86%
Nonperforming assets to total assets (5)	1.17%	1.88%	1.97%
Net charge-offs (annualized) to average loans	0.15%	1.39%	0.86%

Capital ratios: (bank only)
Leverage ratio	15.27%	15.10%	15.30%
Tier I risk-based capital ratio	24.43%	27.28%	26.80%
Total risk-based capital ratio	25.58%	28.38%	28.05%

(1) - Average common shares outstanding excludes shares unallocated under ESOP.
(2) - Net interest margin represents net interest income divided by average total interest-earning assets.
(3) - Efficiency ratio represents noninterest expense divided by operating revenue (net interest income plus noninterest income, excluding gain on sale of investments.
(4) - Nonperforming loans include both nonaccruing and accruing loans delinquent more than 90 days.
(5) - Nonperforming assets include nonperforming loans and foreclosed real estate.